UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 1, 2010

ALR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-30414
(Commission File No.)

3350 Riverwood Pkwy
Suite 1900
Atlanta, Georgia 30339
(Address of principal executive offices and Zip Code)

(678) 881-0002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 1, 2010, Stanley Cruitt resigned as a member of our Board of Directors.  As a result, Mr. Cruitt is no longer an officer or director of the Company.  Mr. Cruitt did not have any disagreement with us relating to our operations, policies or practices.

On July 1, 2010, Sidney Chan has been appointed the Chairman of our Board of Directors.

Further, on July 1, 2010, Lawrence Weinstein was appointed our President, Chief Operating Officer and a member of the Board of Directors.

Since July 2007, Lawrence Weinstein has been the President of Hydrate, Inc., previously, PARI Innovative Manufacturers, Inc., which is located in Midlothian, Virginia and is in the business of Medical Device Manufacturing and Commercialization.  His duties are to manage all activities with the design, development and commercialization of the Hydrate products.  Since July 2007, Mr. Weinstein has been the Senior Vice President of Operations of PRE Holding, Inc., which is located in Midlothian, Virginia and is in the business of Medical Device Manufacturing and Commercialization.  His duties are to oversee all activities in the PARI operations.  From May 2001 to June 2007, he was the Vice President, Product Technology or Director Product Technology of PARI Innovative Manufacturers, Inc., which is located in Midlothian, Virginia and is in the business of Medical Device Development and Manufacturing.  His duties were the development and manufacture of medical devices.  From 1995 to 2001, he was the Director of Technology, Director of R&D and Technology Manager for DHD Healthcare, which is located in Wampsville, New York and is in the business of Medical Device Manufacturing.  In 1988, Mr. Weinstein graduated with his Master of Science in Industrial Engineering and Master of Business Administration from the University of Miami.  In 1983, he graduated with his Bachelor of Science in Chemical Engineering from Rensselaer Polytechnic Institute.

The consideration of the company choice of Mr. Weinstein is due to the following factors:

1.         Experience in the health care industry.
2.         Extensive business experience.
3.         Proven track record in managing successful product introduction.

During the past ten years, Mr. Weinstein has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or
iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 6th day of July, 2010.

ALR TECHNOLOGIES INC.

BY:	SIDNEY CHAN
Sidney Chan
President, Principal Accounting Officer, Principal Executive Officer, Principal Financial Officer, Secretary/Treasurer, and a member of the Board of Directors